Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF

$0.29 VS.$0.20 ON 15% INCREASE IN

NET SALES FOR FOURTH QUARTER AND

$0.96 VS. $0.70 ON 16% INCREASE IN NET

SALES FOR YEAR ENDED JULY 31, 2005

LITTLE FALLS, New Jersey (September 29, 2005) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $4,714,000, an increase of 48%, or $0.29 per diluted share, on sales of $51,990,000, an increase of 15%,  for the quarter ended July 31, 2005, as compared with net income of $3,192,000, or $0.20 per diluted share, on sales of $45,150,000 for the quarter ended July 31, 2004.  Of the 15% increase in net sales, 14% was from the Company’s core businesses and 1% was from the acquisition of Saf-T-Pak during fiscal 2004.

For the year ended July 31, 2005, the Company reported net income of $15,505,000, an increase of 46%, or $0.96 per diluted share, on sales of $197,402,000, an increase of 16%, as compared with net income of $10,654,000, or $0.70 per diluted share, on sales of $169,993,000 for the year ended July 31, 2004.  Of the 16% increase in net sales, 14% was from the Company’s core businesses and 2% was from the acquisition of Saf-T-Pak during fiscal 2004.

The Company further reported that its balance sheet at July 31, 2005 showed continued improvement with current assets of $93,666,000, including cash of $33,335,000, a current ratio of 2.94:1, a ratio of funded debt to equity of .15:1 and stockholders’ equity of $108,626,000.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, commented, “We are very pleased with the outstanding results for the quarter and the year ended July 31, 2005. These results, combined with the acquisition of Crosstex International in August 2005, provide significant momentum and position us well for fiscal 2006 and 2007.” Reilly further commented, “Although we remain optimistic about Cantel’s results during these periods, we face several challenges going forward. One such challenge arises from the non-renewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 and the related wind down costs, some of which will be accrued throughout fiscal 2006. In addition, we will likely be affected by the continuing consolidation in the dialysis industry, which could result in a reduction of reuse dialysis clinics as well as increased pricing pressures on some of our dialysis products.” Reilly added, “While Crosstex represents an outstanding growth opportunity, the Company’s results will be impacted during the first quarter of fiscal 2006 by the one-time expenses related to the Crosstex acquisition and throughout the year by the effect of the purchase accounting adjustments.”

Reilly added, “During fiscal 2006, we will continue to concentrate on the growth of our existing businesses while searching for quality acquisition opportunities. We will continue to enhance our position as a leading provider of infection prevention and control products and services, while working to replace the Carsen distribution business in fiscal 2007.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, disposable infection control products primarily for the dental industry, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens. The Company also sells scientific instrumentation products and provides technical maintenance services for its products.

The Company will hold a conference call to discuss the results for the quarter and year ended July 31, 2005 on Thursday, September 29, 2005 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, September 29 at 2:00 PM through midnight on September 30, by dialing 1-877-660-6853 and using passcode #286 and conference ID #170903. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID= 95582. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004

Net sales	$51,990	$45,150	$197,402	$169,993

Cost of sales	31,309	28,238	121,162	107,537

Gross profit	20,681	16,912	76,240	62,456

Operating expenses:
Selling	5,787	5,732	23,016	20,749
General and administrative	6,444	4,623	22,935	18,599
Research and development	990	939	4,099	4,212
Total operating expenses	13,221	11,294	50,050	43,560

Income before interest and income taxes	7,460	5,618	26,190	18,896

Interest expense - net	175	377	1,058	1,582

Income before income taxes	7,285	5,241	25,132	17,314

Income taxes	2,571	2,049	9,627	6,660

Net income	$4,714	$3,192	$15,505	$10,654

Earnings per common share - diluted	$0.29	$0.20	$0.96	$0.70

Weighted average shares - diluted	16,248	15,659	16,208	15,244

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31,	July 31,
	2005	2004
Assets
Current assets	$93,666	$73,863
Property and equipment, net	22,661	22,715
Intangible assets	13,317	13,897
Goodwill	33,343	33,330
Other assets	1,353	2,562
	$164,340	$146,367

Liabilities and stockholders’ equity
Current liabilities	$31,901	$27,128
Long-term liabilities	23,813	32,728
Stockholders’ equity	108,626	86,511
	$164,340	$146,367